Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-136420 and 333-151298 on Form S-8, and Registration Statement No. 333-148409 on Form S-3 of our reports dated March 1, 2010, relating to the consolidated financial statements and financial statement schedules of Allied World Assurance Company Holdings, Ltd and subsidiaries and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Allied World Assurance Company Holdings, Ltd and subsidiaries for the year ended December 31, 2009.
Our reports refer to the Company’s adoption, as of April 1, 2009 of new FASB guidance in relation to its method of accounting for other-than-temporary impairment of debt securities.
/s/ Deloitte & Touche
Hamilton, Bermuda
March 1, 2010